Exhibit 99.1

McCLATCHY CALLS FOR PARTIAL REDEMPTION

$75,000,000 AGGREGATE PRINCIPAL AMOUNT OF

9.00% SENIOR SECURED NOTES DUE 2022

SACRAMENTO, Calif., Dec. 26, 2017 – McClatchy (NYSE American-MNI) (“McClatchy”) announced today that it has called for the redemption of $75,000,000 aggregate principal amount of its outstanding 9.00% Senior Secured Notes due 2022 (the “Notes”). The Notes will be redeemed on January 25, 2018 at a redemption price equal to $1,045 per $1,000 principal amount of such Notes, together with accrued and unpaid interest to, but excluding, the redemption date. Notes that are redeemed by the Company pursuant to this partial redemption will cease to accrue interest on and after the redemption date. As of December 26, 2017, $439,630,000 aggregate principal amount of the Notes were outstanding.

About McClatchy:

McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

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Contact:	Stephanie Zarate, Investor Relations Manager 916-321-1931 szarate@mcclatchy.com